AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO

THE ASSET TRANSFER PROGRAM (“ATP”)

This Endorsement is issued with your Guaranteed Minimum Income Benefit Rider and is part of your Contract; its provisions apply instead of any Contract provisions to the contrary.

This Endorsement amends Part II (“Investment Options”), Part III (“Contributions and Allocations”) and Part IV (“Transfers Among Investment Options”) of your Contract.

In this Endorsement “we”, “our” and “us” mean AXA Equitable Life Insurance Company, and “you” and “your” mean the Owner.

This endorsement governs transfers to and from the ATP Investment Option as described below.

I.	Applicability of this ATP Endorsement

Because you have the Guaranteed Minimum Income Benefit Rider (“GMIB Rider”), you are subject to the Asset Transfer Program (ATP) described below. Under the ATP, we will transfer amounts between your Protected Benefit Account (“PBA”) Investment Options and the ATP Investment Option. You cannot contribute or transfer amounts to the ATP Investment Option.

II.	Definitions

A.	ATP Investment Option: The ATP Investment Option is the [AXA Ultra Conservative Strategy] unless we substitute a different Investment Option as provided below in Section III E.

B.	ATP Transfer: A transfer to or from the ATP Investment Option as a result of the ATP Formula and Transfer Amount Formula described below.

C.	ATP Year: The first ATP Year is the Contract Year in which your PBA is first funded. You fund your PBA by allocating amounts through a Contribution or transfer to the PBA Investment Options.

D.	ATP Year Anniversary: The ATP Year Anniversary for each ATP Year corresponds to your Contract Date Anniversary.

E.	Contract Monthiversary: Contract Monthiversary means the same date of the month as the Contract Date.

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F.	Valuation Day: A Valuation Day occurs on each Contract Monthiversary. The first Valuation Day is on the Contract Monthiversary immediately following the PBA Funding Date. On each Valuation Day we calculate and determine, based on the ATP Formula and Transfer Amount Formula described below, whether an ATP Transfer is required. If the Contract Monthiversary is not a Business Day, the Valuation Day will be on the next Business Day. For Contracts with a Contract Date after the [28th ] day of any month, the Valuation Day will be on the first Business Day of the following month. In the [twelfth] month of the Contract Year, the Valuation Day will be on the Contract Date Anniversary. When the Valuation Day is a Contract Date Anniversary and the Contract Date Anniversary occurs on a day other than a Business Day, the Valuation Day will be the Business Day immediately preceding the Contract Date Anniversary.

III.	Terms and Conditions

We determine on each Valuation Day whether to make a transfer, and the amount of any transfer, based on the non-discretionary formulas set forth below. The formulas monitor the relationship between the PBAV and the GMIB Benefit Base.

A.	ATP Formula: The ATP Formula is designed to monitor the ratio between amounts in the PBA and the GMIB Benefit Base. The ATP Formula described below produces the Contract Ratio on each Valuation Day. The Contract Ratio formula is:

Contract Ratio = 1 – (PBAV / GMIB BB)

where:

PBAV = your PBAV on the Valuation Day, and

GMIB BB = your GMIB Benefit Base on the Valuation Day including any prorated Rollup Amount, as described in [Part II] of your GMIB Rider.

Transfer Points: The Contract Ratio is compared to the transfer points described below to determine whether an ATP Transfer is required.

•	On the first day of the first ATP Year, the Minimum Transfer Point is [10%] and the Maximum Transfer Point is [30%].

•	Beginning on the first ATP Year Anniversary, the Minimum and Maximum Transfer Points are each increased by [2%] on each ATP Year Anniversary until the [20th] ATP Year Anniversary.

•	On and after the [20th]ATP Year Anniversary, the Minimum Transfer Point is [50%] and the Maximum Transfer Point is [70%] for the life of the Contract.

The Transfer Points on each Valuation Day during an ATP Year before the [20th] ATP Year Anniversary are increased by [2%] divided by 12 from the previous Valuation Day.

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Effect of Subsequent Contributions and Transfers on the ATP Year

On the Transaction Date of a subsequent Contribution or transfer into the PBA, the ATP Year of your Contract may be adjusted to reflect the weighted average age of Contributions and transfers to the PBA in relation to the GMIB Benefit Base on the day prior to the Contribution/transfer. This is referred to as a “setback” adjustment. The ATP Year Setback, which is used to determine the ATP Year, is rounded to the nearest whole year.

ATP Year = ATP Year at BCY – ATP Year Setback, where:

ATP Year Setback = (ATP Year at BCY – 1) * Total Contract Year to date Contributions & Transfers

GMIB Benefit Base

where:

ATP Year at BCY = ATP Year at beginning of Contract Year

Total Contract Year-to-date Contributions & Transfers = Contract Year-to-date Contribution(s)/transfer(s) to the PBA as of the date prior to the Transaction Date of the ATP Year setback calculation + Contribution(s)/transfer(s) to the PBA on the Transaction Date of the ATP Year setback calculation.

GMIB Benefit Base = The value of the GMIB Benefit Base including the prorated Rollup Amount as of the date prior to the Transaction Date of the ATP Year setback calculation + Contribution(s) and transfer(s) to the PBA on the Transaction Date of the of the ATP Year setback calculation.

When the ATP Year is set back, the current month of the ATP Year always corresponds to the month of the Contract Year. There is no setback in the Contract Year of your PBA Funding Date. The minimum ATP Year is ATP Year 1.

Appendix 1 to this Endorsement shows the Transfer Points applicable to each ATP Year under the Contract.

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On any Valuation Day, transfers into or out of the ATP Investment Option may be triggered as follows:

1.	If the Contract Ratio on the Valuation Day is equal to or greater than the Maximum Transfer Point, 100% of the PBAV that is not invested in the Special [Money Market] DCA Account and ATP Investment Option is transferred into the ATP Investment Option.

2.	If the Contract Ratio on the Valuation Day exceeds the Minimum Transfer Point but is less than the Maximum Transfer Point, amounts may transfer either into or out of the ATP Investment Option, in accordance with the Transfer Amount Formula, depending on how much is already in the ATP Investment Option and amounts designated to the PBA Investment Options from the Special [Money Market] DCA Account.

3.	If the Contract Ratio on the Valuation Day is equal to or less than the Minimum Transfer Point, any Annuity Account Value in the ATP Investment Option will be transferred out.

B.	Transfer Amount Formula

On your PBA Funding Date, no amounts are allocated to the ATP Investment Option. The Transfer Amount Formula calculates the amount that must be transferred into or out of the ATP Investment Option.

For purposes of the ATP Transfer Amount Formula described below, amounts allocated to the Special [Money Market] Dollar Cost Averaging Account (“Special [Money Market] DCA Account”) that are designated for the PBA Investment Options are considered to be in a fixed investment option, and, as a result, are excluded from amounts transferred into the ATP Investment Option.

The Transfer Amount Formula applies a three step calculation.

Step 1: Determine the ATP %. The Transfer Amount Formula first determines the target percentage of the PBAV that must be in the ATP Investment Option after the ATP Transfer as follows:

ATP% = Contract Ratio – Minimum Transfer Point
Maximum Transfer Point – Minimum Transfer Point

where

ATP% = The required percentage of the PBAV in the ATP Investment Option and the Account for Special [Money Market] Dollar Cost Averaging designated for the PBA after the ATP Transfer. This calculation has a 0% floor and a 100% cap.

Contract Ratio = The Contract Ratio calculated on the Valuation Day.

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Minimum Transfer Point = The Minimum Transfer Point on the Valuation Day.

Maximum Transfer Point = The Maximum Transfer Point on the Valuation Day.

Step 2: Determine the Required Amount: Then, the required amount in the ATP Investment Option after the ATP Transfer is determined as follows:

ATP Amount = (ATP% * PBAV) - amount in Special [Money Market] Dollar Cost Averaging Account designated for the PBA Investment Options.

The ATP Amount cannot be less than zero dollars.

Step 3: Determine the Transfer Amount: Finally, the Transfer Amount Formula determines the Transfer Amount as follows:

Transfer Amount = (ATP Amount) – (Amount currently in ATP Investment Option)

The Transfer Amount is the amount that may be transferred either into or out of the ATP Investment Option.

If the Transfer Amount is positive and meets a minimum transfer threshold, it will be transferred into the ATP Investment Option. If the Transfer Amount is negative and meets a minimum transfer threshold, it will be transferred out of the ATP Investment Option.

The Minimum Transfer Threshold is the greater of (i) [1%] of PBAV or (ii) [$1,000]. If the Transfer Amount is less than the Minimum Transfer Threshold, the ATP Transfer will not be processed. If the Transfer Amount is greater than or equal to the Minimum Transfer Threshold, the ATP Transfer will be processed. The minimum transfer threshold will not apply if 100% of the AAV is being transferred between the ATP Investment Option and the other Variable Investment Options.

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C.	How the Transfer Amount is Reallocated under an ATP Transfer and the ATP Exit Option

ATP Transfers into the ATP Investment Option will be transferred pro rata out of the PBA Investment Options. No amounts will be transferred out of the Special [Money Market] DCA Account.

ATP Transfers out of the ATP Investment Option will be allocated among the PBA Investment Options that are included in the Allocation Instructions on file. No amounts will be allocated to the Special [Money Market] DCA Account.

D.	Effect of Subsequent Contributions and Transfers

In addition to being subject to the ATP Setback Formula described in Section III A, if a subsequent contribution or transfer to the PBA is processed on a Valuation Day, it will be subject to the ATP Formula and the Transfer Amount Formula on that day. If a subsequent contribution is processed between Valuation Days, the amount contributed will become subject to the ATP Formula and the Transfer Amount Formula on the upcoming Valuation Day.

E.	Right to Substitute an Investment Option for the ATP Investment Option

The following text is added to Section 2.04 of your Contract: We may substitute another Investment Option for the ATP Investment Option that has a different name or investment manager provided it has a similar investment policy.

F.	ATP Exit Option

[After the Contract Year in which the PBA Funding Date occurs], [once] each [ATP Year] until the Contract Date Anniversary following your [95th] birthday, you may request a transfer out of the ATP Investment Option of your entire balance held in the ATP Investment Option. A partial transfer out of the ATP Investment Option is not permitted. If we receive an ATP Exit Option request on a Valuation Day, we will process that request on the following Business Day. If there are no amounts in the ATP Investment Option on the day we receive your ATP Exit Option request or on the following Business Day if the day we receive your request was a Valuation Day, we will not process your request and it will not count towards your allowance of [one] ATP Exit Option request per [ATP Year].

When your ATP Exit Option request is processed, the GMIB Benefit Base may be reduced to the New Benefit Base (“New BB”) if required by the following formula:

New BB = (1 – [3%]) x PBAV - Prorated Rollup Amount net of withdrawals
(1- Min Transfer Point + Rider Charge)

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where

New BB = The new value to which the GMIB Benefit Base, GMDB Rollup Benefit Base and the GMDB Highest Anniversary Value Benefit Base, if applicable, will be adjusted to if this value is less than the current value of the respective Benefit Bases.

PBAV = PBAV as of the day prior to an ATP Exit Option Transfer.

Min Transfer Point = The Minimum Transfer Point as of the next Valuation Day.

Rider Charge = The sum of the Rider Charge percentages for both the GMIB and GMDB Benefits.

Prorated Rollup Amount net of Withdrawals = Prorated Rollup Amount from the last Contract Date Anniversary to the next Valuation Day + Prorated Rollup Amount for contribution(s) and transfer(s) in that Contract Year as of the next Valuation Day – Contract Year to Date Withdrawals up to the Annual Withdrawal Amount. The Prorated Rollup Amount net of Withdrawals will not be less than zero.

If the GMIB Benefit Base is adjusted, there is no effect on the Deferral Bonus Rollup Amount, the Annual Rollup Amount and the Annual Withdrawal Amount until the next Contract Date Anniversary.

G.	Effect of Withdrawals

We will subtract your withdrawals on a pro-rata basis from your PBA Investment Options (including any amounts allocated to the ATP Investment Option). If there is insufficient value or no value in the PBA Investment Options (including any amounts allocated to the ATP Investment Option), any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the Account for Special [Money Market] DCA.

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H.	Termination of this Endorsement

Upon termination of your GMIB Rider, this endorsement will terminate. If you terminate your GMIB and GMDB Riders at the same time, amounts in your ATP Investment Option will be allocated among the IA Investment Options that are included in the Allocation Instructions on file. No amounts will be allocated to the Special [Money Market] DCA Account.

We may terminate this Endorsement and the limitations provided under it at any time. If we terminate this Endorsement we will provide advance written notice to you.

If this endorsement terminates and your GMDB is not terminated, any amounts in the ATP Investment Option will be reallocated among your PBA Investment Options as described in Section III C.

AXA EQUITABLE LIFE INSURANCE COMPANY

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Appendix 1 –Transfer Points for each ATP Year under your Contract

[

ATP Year Anniversary	Min Transfer Point	Max Transfer Point	ATP Year Anniversary	Min Transfer Point	Max Transfer Point
First day of First ATP Year	10%	20%	11th	32%	42%

1st	12%	22%	12th	34%	44%

2nd	14%	24%	13th	36%	46%

3rd	16%	26%	14th	38%	48%

4th	18%	28%	15th	40%	50%

5th	20%	30%	16th	42%	52%

6th	22%	32%	17th	44%	54%

7th	24%	34%	18th	46%	56%

8th	26%	36%	19th	48%	58%

9th	28%	38%	20th and later	50%	60%

10th	30%	40%

]

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